Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-199966
Dated April 2, 2015

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J.P. Morgan Efficiente Plus DS 5 Index (Net ER)

Performance Update - April 2015

OVERVIEW
The J.P.Morgan Efficiente Plus DS 5 Index (Net ER) (the
"Index") is a J.P. Morgan
strategy that seeks to provide exposure to a range of asset
classes and
geographic regions based on the modern portfolio theory
approach to asset
allocation. The index utilizies the rapidly growing
investment options available
with ETFs . The Index selects from a basket of 19 ETFs, 1
exchange-traded note
and a cash index ("the Basket Consituents"). The index
targets an annualized
realized volatility of 5% on a daily basis by varying the
exposure it takes to a
basket whose weights are allocated monthly in accordance
with a rules-based
methodology (the "Monthly Reference Portfolio"). The Index
increases its
exposure to the Monthly Reference Portfolio when the
volatility of the portfolio
decreases and decreases the exposure when the volatility of
the Monthly
Reference Portfolio increases. The Index levels incorporate
the daily deduction
of a fee of 0.85% per annum.

Hypothetical and Actual Historical Performance -
November 01, 2007 to March 31, 2015

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Hypothetical and Actual Historical Volatility -- from
May 02, 2008 through March 31, 2015

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Key Features of the Index
 Exposure to developed market equities, bonds, loans,
preferred stock, emerging markets, alternative investments
including REITs, MLPs, commodity futures and gold
 Each month, the index rebalances into the best-performing
portfolio over the past six months with volatility at or
below 5%, subject to weighting constraints and
diversification criteria .
 The Index targets an annualized realized volatility of 5%
on a daily basis using a mechanism that varies the exposure
of the Index to the Monthly Reference Portfolio, based
on the one month historical volatility of the portfolio,
and reflects the weighted performance of its underlying
assets in excess of a cash index.
 Index levels published on Bloomberg under the ticker
EFPLUS5D.

 Historical
Performance*  Jan    Feb    Mar
------------ ------ ------ ------
  2015       2.65%  -0.75% -0.07%
------------ ------ ------ ------
  2014       -1.48% 2.11%  0.19%
------------ ------ ------ ------
  2013       0.97%  0.23%  1.22%
------------ ------ ------ ------
  2012       1.44%  0.53%  -0.69%
------------ ------ ------ ------
  2011       0.74%  2.12%  -0.14%
------------ ------ ------ ------

 Apr   May    Jun     Jul
===== ====== ====== ======
0.84% 1.51%  2.10%  -0.76%
----- ------ ------ ------
1.75% -3.15% -0.89% 0.85%
----- ------ ------ ------
1.35% -1.04% 1.56%  2.35%
----- ------ ------ ------
2.05% -1.75% -1.06% 2.49%
----- ------ ------ ------

 Aug    Sep    Oct
====== ====== =====
2.67%  -2.69% 1.15%
------ ------ -----
-1.88% 1.59%  1.61%
------ ------ -----
0.23%  -0.07% 0.06%
------ ------ -----
1.23%  -0.18% 1.01%
------ ------ -----

 Nov    Dec  Full Year
------ ----- ---------
             1.8%**
------ ----- ---------
1.23%  0.30% 7.27%
------ ----- ---------
1.07%  1.39% 4.71%
------ ----- ---------
-1.26% 0.25% 4.74%
------ ----- ---------
0.20%  1.20% 8.10%
------ ----- ---------

*Represents the monthly and full calendar year performance
of the Index based on, as applicable to the relevant
monthly or annual measurement period, the hypothetical back
tested daily Index closing levels from December 31, 2010 to
December 31, 2014, and the actual historical performance of
the Index based on the daily Index closing levels from
January 1, 2015 to March 31, 2015. See the last paragraph
under "Notes" on page 2 for important information about the
limitations of using hypothetical historical performance
measures.
** As calculated through March 31, 2015

                         Vanguard
                         SandP 500 ETF
                         -------------
Recent Index Composition   VOO
------------------------ -------------
        April 15          10.0%
------------------------ -------------
       March 15           20.0%

Vanguard    Vanguard
  FTSE        FTSE
Developed   Emerging     Vanguard
Markets ETF Markets ETF Small-Cap ETF
----------- ----------- -------------
  VEA         VWO          VB
----------- ----------- -------------
  0.0%        0.0%        10.0%
----------- ----------- -------------
  0.0%        0.0%        10.0%

iShares MSCI iShares 20+ iShares 7-10
EAFE Small-  Year Treasury Year Treasury
 Cap ETF      Bond ETF   Bond ETF
------------ ----------- ---------------
  SCZ           TLT        IEF
------------ ----------- ---------------
  0.0%         20.0%      15.0%
------------ ----------- ---------------
  0.0%         20.0%      20.0%

iShares iBoxx
$ Investment               Vanguard
  Grade                    Short-Term
Corporate     iShares TIPS Corporate
 Bond ETF     Bond ETF     Bond ETF
------------- ------------ ----------
  LQD           TIP         VCSH
------------- ------------ ----------
  0.0%          0.0%        0.0%
------------- ------------ ----------
  5.0%          0.0%        5.0%

                           SPDR[R]
                         Barclays High
                         Yield Bond
Recent Index Composition    ETF
                         -------------
      (Continued)           JNK
------------------------ -------------
        April 15           0.0%
------------------------ -------------
       March 15            0.0%

PIMCO 0-5
Year High
  Yield
Corporate  PowerShares iShares U.S.
Bond Index Senior Loan Preferred
  ETF       Portfolio  Stock ETF
---------- ----------- ------------
  HYS        BKLN       PFF
---------- ----------- ------------
 0.0%        0.0%      10.0%
---------- ----------- ------------
 0.0%        0.0%      10.0%

iShares J.P.
Morgan USD
 Emerging     Market
Markets Bond Vectors[R] Gold Vanguard
   ETF       Miners ETF      REIT ETF
------------ --------------- --------
  EMB          GDX            VNQ
------------ --------------- --------
  0.0%        0.0%           10.0%
------------ --------------- --------
  0.0%        0.0%           10.0%

               PowerShares
  ETRACS          DB
Alerian MLP    Commodity
Infrastructure   Index       iShares Gold
 Index ETN     Tracking Fund   Trust
-------------- ------------- ------------
  MLPI            DBC          IAU
-------------- ------------- ------------
  0.0%           0.0%          0.0%
-------------- ------------- ------------
  0.0%           0.0%          0.0%

JPMorgan Cash
Index USD 3 Month
JPCAUS3M

25.0%

0.0%

Comparative Hypothetical and Historical Annualized Returns (%), Annualized Volatility (%), Sharpe Ratio, Correlation and Average Allocations – March 31, 2015

	3 Year Annualized Return	5 Year Annualized Return	Annualized Return (Since Nov 1, 2007)	Annualized Volatility (Since Nov 1, 2007)	Sharpe Ratio (Since Nov 1, 2007)	Correlation (Since Nov 1, 2007)	3 Year Average Allocation	5 Year Average Allocation	Average Allocation (Since Nov 1, 2007)
Efficiente Plus DS 5 Index	5.7%	6.7%	4.9%	5.2%	0.95	100.0%	87.0%	85.4%	80.3%
S&P 500 (Excess Return)	15.6%	13.9%	4.0%	22.8%	0.17	26.9%	N/A	N/A	N/A
Barclays Aggregate Bond Index (Excess Return)	2.6%	3.9%	2.7%	3.9%	0.70	28.3%	N/A	N/A	N/A

Notes

Hypothetical, historical performance measures: Represents the performance of the Index based on the hypothetical back-tested closing levels from November 1, 2007 through December 31, 2014 and actual performance from January 1, 2015 to Recent Index Performance. As well as the actual performance of the S&P 500 (Excess Return) and the Barclays Aggregate Bond Index (Excess Return) over the same periods.

For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns are calculated arithmetically (not compounded). The "S&P 500 Index (Excess Return)" and "Barclays Aggregate Bond Index (Excess Return)" refer to hypothetical indices constructed from the total returns of the relevant index with the returns of the Cash Index deducted. There is no guarantee the Efficiente Plus DS 5 Index will outperform the S&P 500 Index (Excess Return), the Barclays Aggregate Bond Index (Excess Return) or any alternative investment strategy. Sources: Bloomberg and JPMorgan.

Average Allocaions: the sum of the weights of the Exchange-Trade Constituents within the monthly portfolio (or, in the event the Index is in the process of rebalancing, the weighted average of each weight within the respective monthly portfolios), multiplied by the exposure of the Index to the relevant portfolio or portfolios.

Correlation: the performance of the relevant index to the Efficiente Plus DS 5 Index, calculated based on the ten year annualized return.

Volatility: the annualized standard deviation of the relevant index's arithmetic daily returns since May 2, 2008. Volatility levels are calculated from the hypothetical and historical returns, as applicable to the relevant measurement period, of the Efficiente Plus DS 5 Index, S&P 500 Index (Excess Return), and the Barclays Aggregate Bond Index (Excess Return)."

Sharpe Ratio: a measure of risk-adjusted performance, and is computed as the annualized hypothetica and historical return since November 1, 2007 divided by the annualized volatility since November 1, 2007.

For time periods prior to the launch of any Exchange-Traded Constituent and such Exchange-Trade Constituents' initial satisfaction of a minimum size and liquidity standard, the hypothetical back-testing uses alternative performance information derived from a related index, after deducting hypothetical expenses and fees, rather than performance information for such ETF.

The back-tested, hypothetical, historical annualized volatility and index returns have inherent limitations. These volatility and return results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. No representation is made that in the future the relevant indices will have the volatility shown. Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate. Actual annualized volatilities and returns may vary materially from this analysis. Source: Bloomberg and JPMorgan.

Key Risks

Our affiliate, J.P. Morgan Securities PLC, or JPMS PLC, is the index calculation agent and may adjust the Index in a way that affects its level. The policies and judgments for which JPMS plc is responsible could have an impact, positive or negative, on the level of the Index and the value of your investment.

JPMS is under no obligation to consider your interest as an investor with returns linked to the Index.

The level of the Index will include the deduction of a fee of 0.85% per annum.

The Index was established on December 31, 2014 and therefore has a limited operating history.

There are risks associated with a momentum -based investment strategy.

The Index comprises notional assets and liabilities. There is no actual portfolio of assets wot which any person is entitled or in which any person has any ownership interest.

The Index may not be successful, may not outperform any alternative strategy and may not achieve its target volatility of 5%.

The Index may be partially uninvested if the cash index is included in the Monthly Reference Portfolio or if the exposure of the Index to the monthly reference portfolio is less than 100% on any day.

The Index may provide exposure to any Basket Constituent in excess of the weighting constraint specified for that Basket Constituent.

The investment strategy used to construct the index involves monthly rebalancing and weighting constraints that are applied to the Basket Constituents and daily adjustments to the exposure to the Monthly Reference Portfolio.

Changes in the values of the Basket Constituents may offset each other.

Each Basket Constituent composing the Index may be replaced by a substitute constituent.

The commodity futures contracts underlying the PowerShares DB Commodity Index Tracking Fund are subject to uncertain legal and regulatory regimes.

CDs linked to the Index may be subject to the credit risk of two issuers since any return on an investment linked to the Index that reflects the performance of the Index is subject to the credit risk of us, as well as the issuer of the exchange-traded note.

The Index should not be compared to any other index or strategy sponsored by any of our affiliates and cannot necessarily be considered a revised, enhanced or modified version of any other J.P. Morgan index.

An investment linked to the Index is subject to risks associated with non-U.S. securities markets (including emerging markets, and currency exchange risk), small capitalization stocks, preferred stocks, fixed income securities and loans (including interest-rate related risks and credit risk), risks associated with the real estate industry and MLPs, and risks associated with investments in

The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in any relevant product supplement, underlying supplement, term sheet or pricing supplement.

Disclaimer

JPMorgan Chase & Co. ("J.P. Morgan") has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan, any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free (866) 535-9248.

Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No. 333-199966

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